Western Asset Managed Municipals Fund Inc. Announces Changes to Non-Fundamental Investment Policies

NEW YORK – (BUSINESS WIRE) – November 19, 2007

Western Asset Managed Municipals Fund Inc. (NYSE: MMU) today announced changes to non-fundamental investment policies relating to the credit ratings and types of securities in which the Fund may invest. These changes, which will be effective on December 19, 2007, are expected to provide the portfolio managers with additional flexibility to meet the Fund’s investment objective and address developments in the market since the Fund’s inception in 1992, but there is no expectation that dramatic changes in the Fund’s portfolio composition or investment approach will result.

Under the Fund’s amended non-fundamental investment policies recommended by Fund management and approved by the Board of Directors, the Fund may, under normal market conditions, invest up 20% of its total assets in municipal obligations that are, at the time of investment, rated below investment grade (“high yield”) by a nationally recognized statistical rating organization (“NRSRO”) or, if unrated, of equivalent quality as determined by the investment manager. Previously, the Fund did not have the ability to invest in municipal obligations that were not rated investment grade by any NRSRO at the time of purchase.

In addition, under the amended non-fundamental policies approved by the Board of Directors, the Fund has the ability to invest in participation interests in municipal bonds, including industrial development bonds, private activity bonds and floating and variable rate securities. The Fund may also invest in non-appropriation municipal lease obligations. Previously, the Fund had the ability to invest only up to 5% of its assets in such participation interests and only up to 5% in non-appropriation municipal lease obligations, respectively.

Additional Information About Securities Rated Below Investment Grade, Participation Interests and Non-Appropriation Lease Obligations

Under the Fund’s amended non-fundamental investment policies, the Fund may, under normal market conditions, invest up 20% of its total assets in municipal obligations that are, at the time of investment, rated below investment grade (“high yield”) by a nationally recognized statistical rating organization (“NRSRO”) or, if unrated, of equivalent quality as determined by the investment manager. High yield securities, commonly referred to as “junk bonds,” and unrated securities generally offer a higher current yield than that available from higher grade issues, but are considered speculative and, compared to investment grade securities, tend to have more volatile prices and increased price sensitivity to changing interest rates and to adverse economic and business developments, a greater risk of loss due to default or declining credit quality, a greater likelihood that adverse economic or company specific events will make the issuer unable to make interest and/or principal payments, a greater susceptibility to negative market sentiments leading to depressed prices and decreased liquidity. During periods of economic downturn or rising interest rates, issuers of low rated and unrated instruments may experience financial stress that could adversely affect their ability to make payments of principal and interest and increase the possibility of default. Adverse publicity and investor perceptions, whether or not based on fundamental analysis, may also decrease the values and liquidity of low rated and unrated securities especially in a market characterized by a low volume of trading.

Under the Fund’s amended non-fundamental investment policies, the Fund may also invest in participation interests in municipal bonds, including industrial development bonds, private activity bonds and floating and variable rate securities. A participation interest gives the Fund an undivided interest in a municipal bond owned by a bank, which the Fund has the right to sell back to the bank. If a participation interest is unrated, it will be backed by an irrevocable letter of credit or guarantee of a bank that the Board has determined meets certain credit quality standards or the payment obligation will otherwise be collateralized by U.S. government securities. The Fund will have the right, with respect to certain participation interests, to draw on the letter of credit on demand, after specified notice for all or any part of the principal amount of the Fund’s participation interest, plus accrued interest. Generally, the Fund intends to exercise the demand under the letters of credit or other guarantees only upon a default under the terms of the underlying bond, or to maintain the Fund’s assets in accordance with its investment objective and policies. The ability of a bank to fulfill its obligations under a letter of credit or guarantee might be affected by possible financial difficulties of its borrowers, adverse interest rate or economic conditions, regulatory limitations or other factors. The manager will monitor the pricing, quality and liquidity of the participation interests held by the Fund and the credit standing of the banks issuing letters of credit or guarantees supporting such participation interests on the basis of published financial information reports of rating services and bank analytical services.

In addition, under the Fund’s amended non-fundamental investment policies, the Fund may invest in participations in lease obligations or installment purchase contract obligations of municipal authorities or entities that contain “non-appropriation” clauses (“non-appropriation municipal lease obligations”). Although lease obligations do not constitute general obligations of the municipality for which the municipality’s taxing power is pledged, a lease obligation is ordinarily backed by the municipality’s covenant to budget for, appropriate and make the payments due under the lease obligation. However, certain lease obligations contain “non-appropriation” clauses, which provide that the municipality has no obligation to make lease or installment purchase payments in future years unless money is appropriated for such purpose on a yearly basis. In addition to the “non-appropriation” risk, these securities represent a relatively new type of financing that has not yet developed the depth of marketability associated with more conventional securities. Although “non-appropriation” lease obligations are secured by the leased property, disposition of the property in the event of foreclosure might prove difficult. In addition, the tax treatment of such obligations in the event of non-appropriation is unclear.

Western Asset Managed Municipals Fund Inc., a non-diversified, closed-end management investment company, is managed by Legg Mason Partners Fund Advisor, LLC, a wholly-owned subsidiary of Legg Mason, Inc., and is sub-advised by Western Asset Management Company, an affiliate of the investment manager.

Contact the Fund at 1-888-777-0102 for additional information, or consult the Fund’s web site at www.leggmason.com.

Brenda Grandell, Director, Closed End Funds, Legg Mason & Co., LLC, 212-291-3775